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                                                            EXHIBIT EX-11

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         TRANSAMERICA CORPORATION


                                                 Year ended December 31
                                                1993      1992       1991
                                                 (Amounts in thousands,
                                                 except per share data)
Primary

Average shares outstanding ................     78,495     78,050    76,676
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price ..............      1,788*     1,721*      718*
                                                ______     ______    ______
                            TOTAL .........     80,283     79,771    77,394
                                                ======     ======    ======

Net income ................................   $377,413   $243,201   $50,136
Preferred dividends .......................    (23,629)   (21,949)  (11,992)
                                              ________   ________   _______
Net income to common ......................   $353,784   $221,252   $38,144
                                              ========   ========   =======

Per share amount ..........................      $4.51      $2.83     $0.50
                                                 =====      =====     =====

Fully Diluted

Average shares outstanding ................     78,495     78,050    76,676
Net effect of dilutive stock options--
  based on the treasury stock method
  using the year-end market price, if
  higher than average market price ........      2,000*     2,176*      892*
                                                ______    _______    ______
                            TOTAL .........     80,495     80,226    77,568
                                                ======    =======    ======

Net income ................................   $377,413   $243,201   $50,136
Preferred dividends .......................    (23,629)   (21,949)  (11,992)
                                              ________   ________   _______
Net income to common ......................   $353,784   $221,252   $38,144
                                              ========   ========   =======

Per share amount ..........................      $4.51      $2.83     $0.50
                                                 =====      =====     =====


*Not included in per share calculation because effect is less than 3%.